Exhibit 3.57

MINTER ELLISON

ATTN: SUSAN COLLINS

GPO BOX 1272

ADELAIDE SA 5001

Certificate of the Registration

of a Company

Corporations Law Paragraph 1274 (2) (b)

This is to certify that

LLOYD HELICOPTERS PTY. LTD.

Australian Company Number 007 916 912

is taken to be registered as a company under the

Corporations Law of South Australia.

The company is limited by shares.

The company is a proprietary company.

The day of commencement of registration is

the twenty-second day of February 1980.

Issued by the
Australian Securities and Investments Commission on this twenty-sixth day of June, 2000.

A delegate of the Australian Securities and Investments Commission